Exhibit 99.2

ConocoPhillips Reports Fourth-Quarter Earnings of $3.4 Billion or $2.56 Per Share

Adjusted earnings of $2.7 Billion or $2.02 per share

HOUSTON--(BUSINESS WIRE)--January 25, 2012--ConocoPhillips (NYSE:COP):

Fourth-Quarter Highlights

  Production of 1.60 million BOE per day
  Completed marketing for APLNG’s second train
  Secured deepwater exploration opportunities in Angola and Gulf of Mexico
  Worldwide refining capacity utilization rate of 94 percent
  Commenced operations at Wood River’s CORE project
  Progressed asset divestiture program
  Repurchased 3 percent of ConocoPhillips shares
  Moved forward on creating two leading energy companies

ConocoPhillips (NYSE:COP) today reported fourth-quarter earnings of $3.4 billion, compared with fourth-quarter 2010 earnings of $2.0 billion. Fourth-quarter 2011 earnings excluding $723 million of special items were $2.7 billion. Special items were primarily related to gains on asset dispositions, partially offset by impairments and costs related to the Bohai Bay incidents.

“We operated well during the fourth quarter,” said Jim Mulva, chairman and chief executive officer. “Production and refinery utilization met expectations. For the year, we replaced 120 percent of our 2011 production with organic reserves across our asset base. We continued execution of our 2010-2012 repositioning plan, including $4.8 billion of asset sales and $11.1 billion of share repurchases during the year. We are also progressing plans to create two leading energy companies during the second quarter of 2012.”

Exploration and Production’s (E&P) fourth-quarter 2011 adjusted earnings were higher, compared with the same period in 2010, primarily due to stronger crude oil and liquefied natural gas (LNG) prices, partially offset by higher taxes. Excluding the impact of dispositions and the suspension of operations in Libya and China, production was lower by 21,000 barrels of oil equivalent (BOE) per day, or 1 percent, compared with the fourth quarter of 2010. The decrease was primarily from natural decline, partially offset by new production from major projects and other field exploitation.

In January 2012, the company’s Australia Pacific LNG (APLNG) joint venture announced an amendment to its existing LNG sales agreement with Sinopec for the supply of an additional 3.3 million tonnes per annum (MTPA) of LNG through to 2035 from its world-class LNG project in Queensland. The joint venture partners also agreed to terms for Sinopec to raise its ownership interest in APLNG to 25 percent. An agreement was also signed in November with Kansai Electric Power Company for the supply of approximately 1 MTPA of LNG commencing with the startup of the second train. These two agreements complete the marketing of the second train, with sanctioning of train construction expected during the first quarter of 2012.

ConocoPhillips continues to pursue frontier exploration opportunities around the world. During the quarter, the company signed production sharing agreements for deepwater blocks 36 and 37 in Angola’s emerging subsalt play trend. The company also acquired more than 100,000 acres in North American liquids-rich shale plays, bringing its 2011 shale acquisitions to more than 500,000 acres. In addition, ConocoPhillips added to its position in the deepwater Gulf of Mexico, successfully bidding on 75 blocks in the Paleogene play in December’s western Gulf of Mexico lease sale.

The company’s North American unconventional assets were a source of high-margin production growth during the quarter and the year. Fourth-quarter production from Eagle Ford, Bakken and Barnett shale plays and Canadian oil sands assets averaged 153,000 BOE per day, an increase of 53,000 BOE per day from a year ago. At Eagle Ford, production exceeded 50,000 BOE per day in late December and is expected to grow to 100,000 BOE per day by the end of 2012.

The Refining and Marketing (R&M) segment operated well in the fourth quarter. The worldwide capacity utilization rate and clean product yield were at the highest levels of the year at 94 percent and 84 percent, respectively. In addition, unplanned downtime was at the lowest level of the year. R&M’s reported earnings for the quarter were $1,714 million, including gains on asset dispositions.

R&M’s fourth-quarter 2011 adjusted earnings were $201 million, including $180 million related to liquidating inventory associated with portfolio changes during the year. Adjusted earnings were lower compared with a year ago, primarily due to less favorable crude differentials partially offset by improved market crack spreads, higher volumes and marketing margins, as well as lower costs.

The U.S. refining capacity utilization rate was 93 percent and the international rate was 98 percent. Pre-tax turnaround expenses for the quarter were $90 million, in line with expectations. For the full year of 2011, pre-tax turnaround expenses were $297 million.

During the quarter, the company disposed of its interests in the Colonial, Seaway Crude and Seaway Products pipelines for a total of $2.4 billion in sales proceeds. In addition, Wood River’s Coker and Refinery Expansion (CORE) project started up operations in mid-November, resulting in a 5 percent increase in clean product yield at the refinery.

The Chemicals and Midstream segments posted solid earnings for the fourth quarter. Chemicals earnings of $156 million increased over the prior year, primarily due to higher volumes related to the startup of international projects late in 2010. Midstream earnings of $118 million were higher than a year ago reflecting higher natural gas liquids prices.

For the company, full-year 2011 controllable costs were in line with 2010. Higher costs from foreign currency impacts and increases in market prices for goods and services were offset by reduced costs as a result of asset dispositions. Corporate expenses for the quarter were $199 million after-tax, compared with $305 million for the fourth quarter of 2010. Adjusted corporate expenses were $151 million improved compared with a year ago, primarily due to lower net interest expense and benefit-related expenses, as well as higher foreign exchange gains.

During the fourth quarter of 2011, ConocoPhillips repurchased approximately 46 million of its shares, or 3 percent of shares outstanding, for $3.1 billion. This brings the company’s total shares repurchased to approximately 15 percent of the shares outstanding at the inception of the repurchase program in 2010. At Dec. 31, 2011, 1,292 million basic shares were outstanding. In December, ConocoPhillips also announced a program to repurchase up to an additional $10 billion of the company’s common stock from 2012 onwards.

Fourth-Quarter Financial Highlights

ConocoPhillips’ fourth-quarter 2011 earnings were $3.4 billion, or $2.56 per share, compared with earnings of $2.0 billion, or $1.39 per share, for the same period in 2010. Fourth-quarter 2011 earnings included a $1.5 billion net gain from asset sales, largely from pipeline dispositions, partially offset by impairments primarily related to an investment in the Naryanmarneftegaz joint venture in Russia of $0.4 billion and $0.2 billion for certain Canadian conventional natural gas assets, as well as settlement of environmental claims and other costs related to Bohai Bay of $0.1 billion.

Fourth-quarter adjusted earnings were $2.7 billion, or $2.02 per share, compared with adjusted earnings of $1.9 billion, or $1.32 per share, for the same period in 2010. Adjusted earnings for the quarter increased compared with the prior year, primarily due to the impact of higher commodity prices, partially offset by higher taxes and lower refining margins.

During the fourth quarter of 2011, ConocoPhillips generated $5.8 billion in cash from operations and received $2.7 billion in proceeds from asset dispositions. These proceeds were used to fund a $4.0 billion capital program, repurchase $3.1 billion of ConocoPhillips common stock, pay $0.9 billion in dividends and reduce debt by $0.5 billion.

Full-Year Financial Highlights

ConocoPhillips’ full-year 2011 earnings were $12.4 billion, or $8.97 per share, compared with $11.4 billion, or $7.62 per share, for 2010.

Full-year 2011 adjusted earnings were $12.2 billion, or $8.76 per share, compared with full-year 2010 adjusted earnings of $8.8 billion, or $5.92 per share. Adjusted earnings were higher than a year ago, primarily due to the impact of higher commodity prices and U.S. refining margins. The increase was partially offset by the absence of $1.3 billion of equity earnings from LUKOIL, higher taxes of approximately $2.0 billion and 8 percent lower production volumes. Earnings per share also benefited from a substantial reduction in shares outstanding.

At year end, the company had $5.8 billion in cash and $0.6 billion in short-term investments. As of Dec. 31, 2011, debt was $22.6 billion and the debt-to-capital ratio was 26 percent.

2010-2012 Repositioning Plan Update

ConocoPhillips’ three-year strategic plan to reposition the company is focused on improving portfolio returns and increasing value and distributions for our shareholders. These actions began in 2010 and will extend through 2012.

Over this period, ConocoPhillips’ asset divestiture program generated $10.7 billion in proceeds, in addition to $9.5 billion from LUKOIL share sales. The company has retired $6.0 billion in debt, repurchased 15 percent of shares outstanding for $15.0 billion and increased its dividend rate 32 percent.

ConocoPhillips continues to invest in projects which will create long-term shareholder value. The company is targeting high-return upstream opportunities, spending $12.7 billion or 91 percent of its 2011 capital program in E&P. This is an increase of $3.4 billion over the 2010 E&P program of $9.3 billion, and is planned to grow to $14.0 billion in 2012. Due to the current market environment, the company continues to limit investments in North American natural gas production, which represented 26 percent of 2011 production.

As a result of the ongoing share repurchase program, production per share, adjusted for Libya, has improved 5 percent from 2010 to 2011. The company has also achieved an average organic reserve replacement of more than 130 percent over the last three years.

Through these initiatives and market improvements, return on capital employed on a reported basis increased from 6 percent in 2009 to 15 percent in 2011. Over this period of time, capital employed was reduced by 3 percent while earnings improved by 182 percent.

The company’s repositioning into two independent companies continues to progress. Phillips 66 will be the name of the independent downstream company and will be headquartered in Houston and trade on the New York Stock Exchange under the ticker symbol PSX. Several future executive appointments have been announced for both ConocoPhillips and Phillips 66, reporting to the designated CEOs, Ryan Lance and Greg Garland, respectively. A private letter ruling request from the U.S. Internal Revenue Service and the initial Form 10 registration statement with the Securities and Exchange Commission were filed during the quarter.

“We expect to complete our repositioning into two independent companies in the second quarter of 2012,” said Mulva. “Both companies are being positioned for long-term value creation within their respective industries.”

Adjusted Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
Exploration and Production (E&P)	$2,349	1,854	9,289	6,754
Midstream	118	91	458	306
Refining and Marketing (R&M)	201	207	2,617	1,216
LUKOIL Investment	-	(1)	2	1,252
Chemicals	156	118	745	498
Emerging Businesses	(3)	(35)	(26)	(59)
Corporate and Other	(154)	(305)	(928)	(1,142)
ConocoPhillips	$2,667	1,929	12,157	8,825

Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
Exploration and Production (E&P)	$1,604	1,688	8,242	9,198
Midstream	118	91	458	306
Refining and Marketing (R&M)	1,714	207	3,751	192
LUKOIL Investment	-	277	239	2,503
Chemicals	156	118	745	498
Emerging Businesses	(3)	(35)	(26)	(59)
Corporate and Other	(199)	(305)	(973)	(1,280)
ConocoPhillips	$3,390	2,041	12,436	11,358

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,800 employees, $153 billion of assets, and $245 billion of revenues as of Dec. 31, 2011. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices and refining and marketing margins; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or difficulties maintaining or improving company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining crude oil; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

Controllable costs include production and operating expenses; selling, general and administrative expenses; and exploration expenses excluding dry hole costs and leasehold impairments.

Organic reserve additions comprise net proved reserve additions resulting from extensions and discoveries, improved recovery and revisions, and exclude the impact of sales and acquisitions.

References in the release to earnings refer to net income attributable to ConocoPhillips.

Reconciliation of Earnings to Adjusted Earnings
Millions of dollars, except per share amounts

	2011		2010
	4Q	Year	4Q	Year
Consolidated
Earnings	$3,390	12,436	2,041	11,358
Adjustments:
Impairments	649	967	638	1,756
Cancelled projects	28	82	-	114
Net (gain)/loss on asset sales	(1,526)	(1,619)	(718)	(4,518)
Severance accruals	-	15	-	28
Bohai Bay incidents	101	142	-	-
Pending claims and settlements	-	-	(32)	13
Deferred tax adjustment	-	-	-	(40)
Premium on early debt retirement	-	-	-	114
International tax law changes	-	109	-	-
Repositioning costs	25	25	-	-
Adjusted earnings	$2,667	12,157	1,929	8,825

Earnings per share of common stock	$2.56	8.97	1.39	7.62

Adjusted earnings per share of common stock	2.02	8.76	1.32	5.92

E&P
Earnings	$1,604	8,242	1,688	9,198
Adjustments:
Impairments	629	629	638	638
Cancelled projects	-	54	-	85
Net (gain)/loss on asset sales	15	113	(440)	(3,151)
Bohai Bay incidents	101	142	-	-
Pending claims and settlements	-	-	(32)	24
Deferred tax adjustment	-	-	-	(40)
International tax law changes	-	109	-	-
Adjusted earnings	$2,349	9,289	1,854	6,754

R&M
Earnings	$1,714	3,751	207	192
Adjustments:
Impairments	-	318	-	1,118
Cancelled projects	28	28	-	29
Net (gain)/loss on asset sales	(1,541)	(1,495)	-	(116)
Severance accruals	-	15	-	28
Pending claims and settlements	-	-	-	(35)
Adjusted earnings	$201	2,617	207	1,216

LUKOIL Investment
Earnings	$-	239	277	2,503
Adjustment: Net (gain)/loss on asset sales	-	(237)	(278)	(1,251)
Adjusted earnings (loss)	$-	2	(1)	1,252

Corporate
Earnings (loss)	$(199)	(973)	(305)	(1,280)
Adjustments:
Impairments	20	20	-	-
Repositioning costs	25	25	-	-
Pending claims and settlements	-	-	-	24
Premium on early debt retirement	-	-	-	114
Adjusted earnings (loss)	$(154)	(928)	(305)	(1,142)

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com